State of Delaware
Secretary of State
Division of Corporations
Delivered 09:04 AM 07/15/2016
FILED 09:04 AM 07/15/2016
SR 20164924166 - File Number 4170593

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF VERSO CORPORATION

Pursuant to Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware

Verso Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

1. The name of the Corporation is Verso Corporation. The Corporation was incorporated under the name "CMP ONE Corp." by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on June 6, 2006. The Corporation changed its name to "Verso Corporation" by the filing of its Certificate of Amendment with the Secretary of State of Delaware on January 7, 2015 (as so amended and as further amended, the "Certificate of Incorporation").

2. On January 26, 2016, the Corporation and certain of its affiliates (collectively, the "Debtors") filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") in accordance with the reorganization proceeding styled In re: Verso Corporation, et al., Case No. 16-10163. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation, as heretofore amended and restated, and has been duly adopted in accordance with Sections 242, 245 and 303 of the DGCL, pursuant to the authority granted to the Corporation under Section 303 of the DGCL to put into effect and carry out the Debtors' Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, as confirmed on June 23, 2016 by order of the Bankruptcy Court (the "Joint Plan of Reorganization"). Provision for amending and restating the Corporation's Certificate of Incorporation is contained in the order of the Bankruptcy Court having jurisdiction under the Bankruptcy Code for the reorganization of the Corporation.

3. The text of the Corporation's Certificate of Incorporation, as amended and restated, is amended and restated in its entirety as follows:

ARTICLE I.
Name

The name of the Corporation is Verso Corporation.

ARTICLE II.
Registered Office

The address of the registered office of the Corporation in the State of Delaware is c/o National Corporate Research, Ltd., 850 New Burton Road, Suite 201, Dover, Kent County, Delaware 19904. The name of the registered agent of the Corporation at that address is National Corporate Research, Ltd.

ARTICLE III.
Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE IV.
Capital Stock

(A) Authorized Capital Stock.

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 300,000,000 shares of capital stock, consisting of (i) 210,000,000 shares of Class A common stock, par value $0.01 per share (the "Class A Common Stock"), (ii) 40,000,000 shares of Class B common stock, par value $0.01 per share (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock"), and (iii) 50,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock").

Except as otherwise provided in this Article IV, or any amendments thereto, all Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

Notwithstanding anything to the contrary contained herein, the rights and preferences of the Common Stock shall at all times be subject to the rights and preferences of the Preferred Stock as may be set forth in this Amended and Restated Certificate of Incorporation or one or more certificates of designations filed with the Secretary of State of the State of Delaware from time to time in accordance with the DGCL and this Amended and Restated Certificate of Incorporation. The number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation's then outstanding shares of capital stock entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of the Class A Common Stock, Class B Common Stock or the Preferred Stock voting separately as a class or series shall be required therefor unless a vote of any such holder is required pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

(B) Common Stock.

The voting powers, designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions of the Common Stock, in addition to those set forth elsewhere herein, are as follows:

(1) *Voting Rights.* Each holder of shares of Common Stock shall be entitled to vote at all meetings of the stockholders and to cast one vote for each outstanding share of Common Stock held by such holder on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law or this Article IV, the holders of each class of the Common Stock shall vote together as a single class. Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(2) *Dividends and Distributions.* Subject to the prior rights of the holders of all series of Preferred Stock at the time outstanding having prior rights as to dividends or other distributions, the holders of shares of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation (the "Board of Directors"), out of the assets of the Corporation legally available therefor, such dividends and other distributions as may be declared from time to time by the Board of Directors and shall share equally on a per share basis in all such dividends and other distributions.

(3) *Liquidation.* Subject to the prior rights of creditors of the Corporation, including without limitation the payment of expenses relating to any liquidation, dissolution or winding up of the Corporation, and the holders of all series of Preferred Stock at the time outstanding having prior rights as to distributions upon liquidation, dissolution or winding up of the Corporation, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Common Stock shall be entitled to receive their ratable and proportionate share of the remaining assets of the Corporation. Except as expressly provided in this Amended and Restated Certificate of Incorporation or in one or more certificates of designation with respect to series of Preferred Stock, a merger or consolidation of the Corporation with any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(4) *Conversion of Class A Common Stock.*

(a) Subject to the terms and conditions of this Article IV, each share of Class A Common Stock shall be convertible into one fully paid and nonassessable share of Class B Common Stock at the option of the holder thereof at any time on or before October 13, 2016, upon written notice to the Corporation. Before any holder of Class A Common Stock shall be

entitled to convert any of such holder's shares of such Class A Common Stock into shares of Class B Common Stock, such holder shall deliver to the Corporation (Attention: Secretary) at its principal corporate office (i) an instruction, duly signed and authenticated in accordance with any procedures set forth in the Bylaws of the Corporation or any policies of the Corporation then in effect, and (ii) written notice of such holder's election to convert the same. The Corporation shall, as soon as practicable thereafter, register on the Corporation's books ownership of the number of shares of Class B Common Stock to which such record holder of Class A Common Stock, or to which the nominee or nominees of such record holder, shall be entitled as aforesaid. Such conversion shall be deemed to have occurred immediately prior to the close of business on the date such notice of the election to convert is received by the Corporation, and the person or persons entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common Stock as of such date.

(b) The issuance of certificates, if any, for shares of Class B Common Stock upon conversion of shares of Class A Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share of Class A Common Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not required to be paid.

(5) *Conversion of Class B Common Stock.*

(a) Subject to the terms and conditions of this Article IV, each share of Class B Common Stock shall be convertible into one fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Class B Common Stock shall be entitled to convert any of such holder's shares of such Class B Common Stock into shares of Class A Common Stock, such holder shall deliver to the Corporation (Attention: Secretary) at its principal corporate office (i) an instruction, duly signed and authenticated in accordance with any procedures set forth in the Bylaws of the Corporation or any policies of the Corporation then in effect, and (ii) written notice of such holder's election to convert the same. The Corporation shall, as soon as practicable thereafter, register on the Corporation's books ownership of the number of shares of Class A Common Stock to which such record holder of Class B Common Stock, or to which the nominee or nominees of such record holder, shall be entitled as aforesaid. Such conversion shall be deemed to have occurred immediately prior to the close of business on the date such notice of the election to convert is received by the Corporation, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date.

(b) Any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of Class A Common Stock shall be accompanied by an identical subdivision or combination, as applicable, of Class B Common Stock.

(c) The issuance of certificates, if any, for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share of Class B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not required to be paid.

(d) The Corporation at all times shall reserve and keep available, out of its authorized but unissued Class A Common Stock, at least the number of shares of Class A Common Stock that would become issuable upon the conversion of all shares of Class B Common Stock then outstanding.

(C) Preferred Stock.

The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more series, and to fix for each such series the voting powers, if any, designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series, including, without limitation, the authority to provide:

(1) the number of shares included in such series, and the distinctive designation of that series;

(2) the dividend rate (or method of determining such rate) on the shares of any series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3) whether any series shall have voting rights, in addition to the voting rights provided by applicable law, and, if so, the number of votes per share and the terms and conditions of such voting rights;

(4) whether any series shall have conversion privileges and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate upon such events as the Board of Directors shall determine;

(5) whether the shares of any series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6) whether any series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7) the rights of the shares of any series in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(8) any other powers, preferences, rights, qualifications, limitations, and restrictions of any series.

The powers, preferences and relative, participating, optional and other special rights of the shares of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Unless otherwise provided in the resolution or resolutions providing for the issuance of such series of Preferred Stock, shares of Preferred Stock, regardless of series, which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued Preferred Stock, without designation as to series of Preferred Stock, and the Corporation shall have the right to reissue such shares.

(D) Limitation on Issuance of Non-Voting Equity Securities.

Notwithstanding any other provision in this Article IV, the Corporation shall not issue any class of non-voting equity securities (which shall not be deemed to include any warrants, options or similar securities to purchase capital stock of the Corporation) unless and solely to the extent permitted by Section 1123(a)(6) of the Bankruptcy Code as in effect on the date of filing this Amended and Restated Certificate of Incorporation; provided, however, that this provision (1) shall have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (2) shall have such force and effect, if any, only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation and (3) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

ARTICLE V.
Board of Directors

(A) Powers of the Board of Directors.

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(B) Number of Directors.

Subject to the rights of the holders of Preferred Stock, the Board of Directors shall consist of two or more members, the exact number of which shall be fixed by, or in the manner provided in, the Corporation's Bylaws.

(C) Term of Office.

Each director shall hold office until the next annual meeting of the stockholders and until such director's successor is duly elected and qualified, or until such director's earlier death,

resignation, disqualification or removal. A director may resign at any time upon notice to the Corporation as provided in the Corporation's Bylaws.

(D) Removal of Directors.

Except for any director elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (the "Preferred Stock Directors"), any director or the entire Board of Directors may be removed from office at any time, either with or without cause, only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the total voting power of the outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class.

(E) Vacancies.

Subject to the terms of any one or more series of Preferred Stock then outstanding, any vacancy on the Board of Directors, by reason of death, resignation, retirement, disqualification or removal or otherwise, and any newly created directorship that results from an increase in the number of directors, shall be filled only by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director and not by any other person or persons. Any director elected to fill a vacancy shall hold office until his or her successor shall have been elected and shall qualify or until he or she shall resign or shall have been removed in the manner provided in the Bylaws.

(F) Preferred Stock Directors.

During any period when the holders of any series of Preferred Stock have the right to elect Preferred Stock Directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such Preferred Stock Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

(G) Powers and Authority.

In addition to the powers and authority expressly conferred upon them herein or by statute, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Amended and Restated Certificate of Incorporation.

ARTICLE VI.
Stockholder Action

(A) Election of Directors.

Elections of directors need not be by written ballot except and to the extent provided in the Corporation's Bylaws.

(B) Advance Notice.

Advance notice of nominations for the election of directors or proposals or other business to be considered by stockholders, which are made by any stockholder of the Corporation, shall be given in the manner and to the extent provided in the Corporation's Bylaws.

(C) Stockholder Action by Written Consent.

Any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders in lieu of a meeting of stockholders.

Notwithstanding the foregoing, any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

ARTICLE VII.
Limitation of Director Liability

No director shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such elimination from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article VII, because of amendments or modifications of the DGCL or otherwise, shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to the effective date of such repeal or modification.

ARTICLE VIII.
Business Combinations

The Corporation hereby elects not to be governed by Section 203 of the DGCL.

ARTICLE IX.
Amendment of Bylaws

In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend or repeal the Corporation's Bylaws by the affirmative vote of a majority of the entire Board of Directors (assuming no vacancies on the Board of Directors). The Corporation's Bylaws may also be adopted, amended, altered or repealed by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the Corporation's issued and outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE X.
Amendment of Certificate of Incorporation

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Amended and Restated Certificate of Incorporation or the DGCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the Corporation's issued and outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal or to adopt any provision of this Amended and Restated Certificate of Incorporation inconsistent with any provision of Article V, Article VI, Article VII, Article VIII, Article IX, this Article X, or Article XI.

ARTICLE XI.
Forum Selection

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or stockholder of the Corporation to the Corporation or the Corporation's stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (d) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

* * *

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf on July 15, 2016.

VERSO CORPORATION

By: /s/ Peter H. Kesser
Peter H. Kesser
Senior Vice President

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:31 PM 06/17/2019
FILED 04:31 PM 06/17/2019
SR 20195484421 - File Number 4170593

CERTIFICATE OF DESIGNATION

of

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

of

VERSO CORPORATION

Pursuant to Section 151 of the General Corporation
Law of the State of Delaware

VERSO CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

That pursuant to the authority vested in the Board of Directors of the Corporation (the "Board of Directors") in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the said Corporation (the "Certificate of Incorporation"), the said Board of Directors on June 16, 2019, adopted the following resolution creating a series of 100,000 shares of Preferred Stock designated as "Series A Junior Participating Preferred Stock":

> RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Certificate of Incorporation, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

Series A Junior Participating Preferred Stock

1. Designation and Amount. There shall be a series of Preferred Stock that shall be designated as "Series A Junior Participating Preferred Stock," and the number of shares constituting such series shall be 100,000. Notwithstanding anything herein to the contrary, such number of shares may be increased or decreased by resolution of the Board of Directors of the Company (and without a vote of stockholders); provided, however, that no decrease shall reduce the number of shares of Series A Junior Participating Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

2. Dividends and Distributions.

(A) Subject to the prior and superior rights of the holders of any shares of any class or series of stock of the Corporation ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock, in preference to the holders of shares of any class or series of stock of the Corporation ranking junior to the Series A Junior Participating Preferred Stock in respect thereof, shall be entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available for the purpose, dividends payable in cash. In the event the Board of Directors of the Company declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Class A Common Stock, par value $0.01 per share, of the Corporation (the "Class A Common Stock") or Class B Common Stock, par value $0.01 per share, of the Corporation ("Class B Common Stock," and together with the Class A Common Stock, the "Common Stock") or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise)), the Board of Directors of the Company shall declare a dividend or distribution, as applicable, in respect of the Series A Junior Participating Preferred Stock in an amount equal to the sum of (1) the Adjustment Number (as defined below) times the aggregate per share amount of all cash dividends, plus (2) the Adjustment Number times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in shares of Class Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise)), in each case declared on the Common Stock. The "Adjustment Number" shall initially be 1,000. In the event the Corporation shall at any time after June 17, 2019 (i) declare and pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock), and may not make any payments in respect of a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock) prior to satisfying in full the corresponding dividend or distribution to the Series A Junior Participation Preferred Stock.

(C) Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors of the Company may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof; provided that a dividend or distribution declared in respect of the Series A Junior Participation Preferred Stock as a result of a dividend or distribution declared in respect of the

Common Stock shall have the same record date as the record date for the applicable dividend or distribution in respect of the Common Stock.

3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(A) Each outstanding share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to a number of votes equal to the Adjustment Number on all matters submitted to a vote of the stockholders of the Corporation. Except as otherwise provided in the Amended and Restated Certificate of Incorporation (including any other series of preferred stock), the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(B) Except as required by law, by Section 3(C) and by Section 10 hereof, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

4. Certain Restrictions.

(A) Whenever dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock other than (A) such redemptions or purchases that may be deemed to occur upon the exercise of stock options, warrants or similar rights or grant, vesting or lapse of restrictions on the grant of any other performance shares, restricted stock, restricted stock units or other equity awards to the extent that such shares represent all or a portion of (x) the exercise or purchase price of such options, warrants or similar rights or other equity awards and (y) the amount of withholding taxes owed by the recipient of such award in respect of such grant, exercise, vesting or lapse of restrictions; (B) the repurchase, redemption, or other acquisition or retirement for value of any such shares from employees, former employees, directors, former directors, consultants or former consultants of the Corporation or their respective estate, spouse, former spouse or family member, pursuant to the terms of the agreements pursuant to which such shares were acquired;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which

dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

(iii) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors of the Company) to all holders of Series A Junior Participating Preferred Stock, or to such holders and holders of any such shares ranking on a parity therewith, upon such terms as the Board of Directors of the Company, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock and may be reissued as shares of Series A Junior Participating Preferred Stock or as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors of the Company, subject to any conditions and restrictions on issuance set forth herein.

6. Liquidation, Dissolution or Winding Up. (A) Upon any liquidation, dissolution or winding up of the Corporation, voluntary or otherwise, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount per share (the "Series A Liquidation Preference") equal to the greater of (i) $75,000 plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, and (ii) the Adjustment Number times the per share amount of all cash and other property to be distributed in respect of the Common Stock upon such liquidation, dissolution or winding up of the Corporation.

(B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Series A Junior Participating Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series A Junior Participating Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.

(C) Neither the merger or consolidation of the Corporation into or with another entity nor the merger or consolidation of any other entity into or with the Corporation

shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

7. Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the outstanding shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

8. Redemption. Shares of Series A Junior Participating Preferred Stock shall not be subject to redemption prior to the termination or expiration of that certain Rights Agreement, dated as of June 17, 2019, by and between the Corporation and Computershare Trust Company, N.A., as rights agent (as may be amended or supplemented from time to time in accordance with its terms, the "Rights Agreement"). Following the termination or expiration of the Rights Agreement, unless a Flip-In Event (as defined in the Rights Agreement) shall have occurred, each share (or fraction thereof) of Series A Junior Participating Preferred Stock outstanding shall be redeemable from time to time, and at any time, by the Corporation upon written notice to the holder(s) of record thereof at a per share redemption price equal to its Liquidation Preference at the time of such notice. Subject to the foregoing restrictions, the redemption of the Series A Junior Participation Preferred Stock may be made effective at such time, on such basis and with such conditions as the Board of Directors of the Company in its sole discretion may establish.

9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of Preferred Stock as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, unless the terms of any such series shall provide otherwise, and shall rank senior to the Common Stock as to such matters.

10. Amendment. At any time that any shares of Series A Junior Participating Preferred Stock are outstanding, the Certificate of Incorporation of the Corporation shall not be amended, by merger, consolidation or otherwise, which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which are integral multiples of one one-thousandth of a share (which may, at the election of the Company, be evidenced by depository receipts) that shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on this 17th day of June, 2019.

VERSO CORPORATION

By: /s/ St. John Daugherty
St. John Daugherty
Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:46 AM 02/18/2020
FILED 11:46 AM 02/18/2020
SR 20201199774 - File Number 4170593

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

VERSO CORPORATION

Verso Corporation, a Delaware corporation (the "Corporation"), hereby certifies that the following amendments to its Amended and Restated Certificate of Incorporation were duly adopted in accordance with Section 242 of the Delaware General Corporation Law:

1. Part (D) of Article V is hereby amended in its entirety to read as follows:

   Except for any director elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (the "Preferred Stock Directors"), any director or the entire Board of Directors may be removed from office at any time, either with or without cause, only by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class.

2. Article IX is hereby amended in its entirety to read as follows:

   Amendment of Bylaws

   In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend or repeal the Corporation's Bylaws by the affirmative vote of a majority of the entire Board of Directors (assuming no vacancies on the Board of Directors). The Corporation's Bylaws may also be adopted, amended, altered or repealed by the affirmative vote of at least a majority of the voting power of the Corporation's issued and outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

3. Article X is hereby amended in its entirety to read as follows:

   Amendment of Certificate of Incorporation

   The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Amended and Restated Certificate of Incorporation or the DGCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least a majority of the voting power of the Corporation's issued and outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change

or repeal or to adopt any provision of this Amended and Restated Certificate of Incorporation inconsistent with any provision of Article V, Article VI, Article VII, Article VIII, Article IX, this Article X, or Article XI.

[Signature page follows]

In witness whereof, the undersigned has caused this Certificate of Amendment to be signed by its duly authorized officer on the date set forth below.

VERSO CORPORATION

By: /s/ St. John Daugherty
St. John Daugherty
Secretary

DATED: February 18, 2020

13463039

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:21 AM 05/07/2020
FILED 08:21 AM 05/07/2020
SR 20203554815 - File Number 4170593

CERTIFICATE OF ELIMINATION OF THE SERIES A JUNIOR PARTICIPATING PREFERRED STOCK OF VERSO CORPORATION

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware

Verso Corporation, a corporation duly organized and existing under the General Corporation Law ("DGCL") of the State of Delaware (the "Company"), certifies as follows:

FIRST: That, pursuant to the authority expressly vested in the Board of Directors of the Company (the "Board") by the Amended and Restated Certificate of Incorporation of the Company, as effective as of the date hereof (the "Certificate of Incorporation"), the Board previously adopted resolutions creating and authorizing a series of 100,000 shares of preferred stock, par value $0.01 per share, of the Company designated as Series A Junior Participating Preferred Stock (the "Preferred Stock"), subject to the Certificate of Designation of Series A Junior Participating Preferred Stock (the "Certificate of Designation"), as filed with the Secretary of State of the State of Delaware on June 17, 2019.

SECOND: That none of the authorized shares of the Preferred Stock are outstanding and none will be issued by the Company pursuant to the Certificate of Designation.

THIRD: That, pursuant to the authority conferred upon the Board pursuant to the Certificate of Incorporation, the Board on April 28, 2020, duly adopted the following resolutions approving the elimination of the Preferred Stock:

> **RESOLVED**, that none of the authorized shares of Preferred Stock are outstanding, and none will be issued by the Company pursuant to the Certificate of Designation.
>
> **RESOLVED**, that the Authorized Officers of the Company be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, with the assistance of counsel, to prepare and file or cause to be filed a certificate of elimination with respect to the Preferred Stock, as provided by Section 151(g) of the DGCL, with the Secretary of State of the State of Delaware, and when such certificate of elimination becomes effective, all matters set forth in the Certificate of Designation with respect to the Preferred Stock shall be eliminated from the Certificate of Incorporation and the shares of Preferred Stock shall resume the status of authorized and unissued shares of preferred stock of the Company, without designation as to series.

FOURTH: That, in accordance with Section 151(g) of the DGCL, the Certificate of Incorporation, as effective immediately prior to the filing of this Certificate of Elimination, is hereby amended to eliminate all matters set forth in the Certificate of Designation with respect to the Preferred Stock, and the shares of Preferred Stock hereby are returned to the status of authorized but unissued shares of preferred stock of the Company, without designation as to series.

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be executed by its duly authorized officer this 7th day of May, 2020.

VERSO CORPORATION

By: ______________________

Name: Adam St. John
Title: President and Chief Executive Officer